NON-NEGOTIABLE SECURED PROMISSORY NOTE

$650,000.00	Atlanta, Georgia

FOR VALUE RECEIVED, i2 Telecom International, Inc., a Washington corporation (“Maker”), promises to pay to Vestal Venture Capital (“Payee”) located at 6471 Enclave Way, Boca Raton, Florida 33496 (or to such other person or persons and/or such other address as Payee may designate in writing to Maker), the principal sum of SIX HUNDRED FIFTY THOUSAND DOLLARS ($650,000.00) (the “Principal Amount”), together with a loan origination fee, in the amount of SIXTY THOUSAND DOLLARS ($65,000.00) (the “Loan Fee”) plus interest thereon as provided for herein.

This Promissory Note shall bear interest on the Principal Amount hereof at a rate equal to 12.0% per annum, which interest shall be computed on the daily outstanding Principal Amount hereunder on a 360-day year. This Promissory Note shall paid by Maker the sooner of Sixty (60) days from the date hereof or within three (3) business days after the closing of a minimum of Four Million ($4,000,000) financing, (the “Financing”). Pre-payment of this Promissory Note shall occur in the following manner in the event less than $4,000,000 of Financing is completed: i) The Maker shall pay the Payee Fifty (50%) percent of the total principal and interest due upon the Maker completing $2,000,000 in total debt and/or equity funding; ii) The Maker shall pay the Payee Seventy-Five (75%) percent of the total principal and interest due upon the Maker completing $3,000,000 in total debt and/or equity funding; and iii) The Maker shall pay the Payee One-Hundred (100%) percent of the total principal and interest due upon the Maker completing $4,000,000 in total debt and/or equity funding..

No later than three (3) business days after the Financing is completed, (the “Closing Date”), Maker shall pay to Payee the Principal Amount, the Loan Fee and all interest accrued on the Principal Amount from the date hereof until the Closing Date, payable in cash. Upon payment in full of the Principal Amount, the Loan Fee and interest, Payee shall no longer have any rights, and Maker shall no longer have any obligations, under this Promissory Note.

If the Closing Date does not occur within Sixty (60) days of the date hereof (the “Maturity Date”), then the entire Principal Amount of this Promissory Note, together with interest accrued thereon from the date hereof and the Loan Fee, shall be due and payable ON DEMAND by Payee at any time after the Maturity Date. If Payee makes a demand for payment of this Promissory Note, then the Principal Amount hereof shall be payable in cash. If the Closing Date occurs after the Maturity Date, unless Payee has made a demand for payment of this Promissory Note after the Maturity Date and prior to the Closing Date, then the interest rate shall increase to a rate equal to 18.0% per annum, (the “Default Rate”) which interest shall be computed on the daily outstanding Principal Amount hereunder on a 360-day year from the Maturity Date until paid in full to Payee by Maker.

Payee will agree to extend the maturity date to November 9, 2007, (the “Extension Term”) if Maker meets both of the two following conditions: i) Maker signs major wireless distribution contract as represented in its recent correspondence with payee; and ii) Maker secures a minimum of $2,000,000 in equity and/or debt financing on or before September 9, 2007. Interest rate shall increase to 18% per annum through extension term (no Payment In Kind, (“PIK”) option) and paid in full on November 9, 2007. Warrant coverage through Extension Term of 1,950,000 warrants per month (or total of 3,900,000 warrants) with a 3-year, a $0.10 exercise price which will include piggy-back registration rights and full-rachet provisions

Personal guarantee required from Paul Arena until Promissory Note and interest paid in full.

Payments on existing promissory notes shall be limited to less than $30,000 per month.

Upon closing of this Promissory Note, Maker shall issue to Payee a warrant to purchase 2,600,000 shares of Common Stock (the “Warrant”) at an exercise price of Ten Cents ($.10) each exercisable for a period of three (3) years from the date of issuance. In the event that the Principal Amount and interest are not paid to Payee by Maker by the Maturity Date, then Maker shall issue to Payee an additional warrant to purchase 1,950,000 shares of Common Stock per thirty day (30) period that Loan goes unpaid (the “Additional Warrant(s)”) at an exercise price of Ten Cents ($.10) each exercisable for a period of three (3) years from the date of issuance provided that the Company has closed a minimum of $2,000,000 of debt or equity financing and has executed a contract with a major wireless carrier distributor. The Warrant and the Additional Warrant(s), if any, shall be entitled to “Piggyback”

registration rights along with the filing of a registration statement by the Company within One-Hundred and Eighty (180) days from the date hereof.

All amounts payable hereunder in cash shall be paid in lawful money of the United States and in immediately available funds.

Maker hereby waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment).

Each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

This Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and its legal representatives, successors and assigns. No changes may be altered or waived unless by the mutual consent of the Maker and Payee.

This Promissory Note in all respects shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws. This Promissory Note may not be changed orally, but only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed as of the July 9, 2007.

MAKER:

i2 TELECOM INTERNATIONAL, INC.

                    By: \s\ Paul R, Arena

                                Title: Chief Executive Officer

PAYEE:

VESTAL VENTURE CAPITAL

21st Century Strategic Investment Planning, LC

By: Allan R. Lyons

Title: General Partner